UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 24, 2005
(August 18, 2005)

Commission	Name of Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

333-32170	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[]    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

             As previously reported, on June 6, 2005, PNM Resources, Inc. ("PNMR") acquired all of the outstanding common shares of TNP Enterprises, Inc. and its subsidiaries, Texas-New Mexico Power Company and First Choice Power from the selling shareholder, SW Acquisition, L.P.  ("SW Acquisition").

            The agreed-upon purchase price was $189.1 million, subject to certain adjustments which resulted in a payment at closing to SW Acquisition of the estimated purchase price of approximately $175.0 million paid approximately half in cash and approximately half in common stock with the number of shares determined using a value of $20.20 per common share, as provided for in the Stock Purchase Agreement ("SPA"), dated as of July 24, 2004, by and between PNMR and SW Acquisition.  Pursuant to the SPA, PNMR provided SW Acquisition its proposed final purchase price, reflecting a reduction from the estimated purchase price of approximately $37.0 million.  SW Acquisition has objected to PNMR's proposed final purchase price.

            There is a mechanism established in the SPA for resolving disputes regarding the final purchase price.  However, on August 19, 2005, SW Acquisition notified PNMR that SW Acquisition had filed a petition in Texas state district court in Tarrant County, Texas, against PNMR, in which SW Acquisition alleged, among other things, that PNMR had breached the SPA.  The petition seeks a declaration of the parties' rights and duties under the SPA, including the final purchase price, and also seeks damages in an unspecified amount.  PNMR believes the suit to be without merit and intends to vigorously defend itself and otherwise protect its rights under the SPA.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: August 24, 2005	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

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